EXHIBIT 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is effective as of October 26, 2011, by and between First Solar, Inc., a Delaware corporation having its principal office at 350 West Washington Street, Suite 600, Tempe, Arizona 85281 (hereinafter, “Employer”) and Michael J. Ahearn (hereinafter, “Employee”).

WITNESSETH:

WHEREAS, Employee serves as Employer's non-employee chairman of the Board;

WHEREAS, Employer wishes to employ Employee to serve as its chief executive officer on an interim basis and to continue to retain his services as Board chairman;

WHEREAS, Employer and Employee wish to enter into an agreement relating to the employment relationship.

NOW, THEREFORE, in consideration of the foregoing premises, and the mutual covenants, terms and conditions set forth herein, and intending to be legally bound hereby, Employer and Employee hereby agree as follows:

ARTICLE I. Employment; Term

1.1    Term: This Agreement is effective as of October 26, 2011 and shall expire on October 25, 2012 (the “Term”) or, if earlier, the date Employee's employment with the Employer terminates for any reason; provided, however, the Term (and Employee's engagement hereunder) shall be automatically extended for successive three (3) month periods (the period of any such extension, the “Extended Term”), unless no later than thirty (30) days prior to the expiration of the Term or any Extended Term, either party advises the other of the intention not to extend the Term and instead to allow the Agreement to expire as scheduled.

1.2    Positions of Employee. Effective October 26, 2011 (the “Start Date”), Employer hereby employs Employee (and Employee hereby accepts employment) as an at-will employee in the initial capacity of Interim Chief Executive Officer and Chairman of the Board for Employer. In these positions, Employee shall report to Employer's Board of Directors (the “Board”).

1.3    Duties of Employee. During the Term and any extended Term, Employee shall devote such time as is necessary for the diligent and faithful performance of his duties and such other matters assigned to him by the Board, consistent with his positions with Employer.

1.4    Employer Policies. Employee recognizes the necessity for established policies and procedures pertaining to Employer's business operations, and Employer's right to change, revoke or supplement such policies and procedures at any time, in Employer's sole discretion. Employee agrees to comply with such policies and procedures, including those contained in any manuals or handbooks, as may be amended from time to time in the sole discretion of Employer.

1.5    Location. Employee shall be based in Tempe, Arizona but shall be required to travel to such locations as shall be required to fulfill the responsibilities of his positions.

1.6    Absence of Restrictions. Employee hereby represents and warrants to Employer that Employee has full power, authority and legal right to enter into this Agreement and to carry out all obligations and duties hereunder and that the execution, delivery and performance by Employee of this Agreement will not violate or conflict with, or constitute a default under, any agreements or other understandings to which Employee is a party or by which Employee may be bound or affected, including any order, judgment or decree of any court or governmental agency. Employee further represents and warrants to Employer that Employee is free to accept employment with Employer as contemplated herein and that Employee has no prior or other obligations or commitments of any kind to any person, firm, partnership, association, corporation, entity or business organization that would in any way hinder or interfere with Employee's acceptance of, or the full performance of, Employee's duties hereunder.

ARTICLE II. Compensation

2.1    Base Salary; No Board Fees. Employee shall be compensated at an annual base salary of Five Hundred Thousand Dollars ($500,000) (the “Base Salary”) while Employee is employed by Employer under this Agreement, subject to such annual increases that Employer may in its sole discretion determine to be appropriate. Such Base Salary shall be paid in accordance with Employer's standard policies and shall be subject to applicable tax withholding. During the Term, Employee shall not be eligible for separate compensation for his service as a member and chairman of Employer's Board of Directors.

2.2    Annual Bonus Eligibility. Employee shall be eligible to receive an annual bonus based upon individual and/or company performance, as determined by the independent members of the Board or the compensation committee of the Board (the “Committee”) in its sole discretion; however, the Committee shall have no obligation to provide for such a bonus. The specific bonus eligibility and the standards for earning a bonus (if any) will be developed by the Board or the Committee and communicated to Employee as soon as practicable after the beginning of each year.

2.3    Benefits; Vacation. Employee shall be eligible to receive all benefits as are available to similarly situated employees of Employer generally, and any other benefits that Employer may, in its sole discretion, elect to grant to Employee from time to time. In addition, Employee shall be entitled to four (4) weeks' vacation per year, which shall be pro-rated for the first partial year of employment and shall accrue in accordance with Employer's policies applicable to similarly situated employees of Employer.

2.4    Reimbursement of Business Expenses. Employee may incur reasonable expenses in the course of employment hereunder for which Employee shall be eligible for reimbursement or advances in accordance with Employer's standard policy therefor.

ARTICLE III. Termination of Employment

3.1    Termination of Employment.

(a)    Termination Date. Employee's employment with Employer shall terminate upon the earliest of: (i) Employee's death; (ii) unless waived by Employer, Employee's “Disability”, (which for purposes of this Agreement, shall mean either a physical or mental condition (as determined by a qualified physician mutually agreeable to Employer and Employee) which renders Employee unable, for a period of at least six (6) months, effectively to perform the obligations, duties and responsibilities of Employee's employment with Employer); (iii) the termination of Employee's employment by Employer for Cause (as hereinafter defined); (iv) Employee's resignation; (v) the termination of Employee's employment by Employer without Cause; and (vi) the expiration of the Term (or if applicable, expiration of the Extended Term).

(b)    Cause. As used herein, “Cause” shall mean Employer's good faith determination of: (i) Employee's dishonest, fraudulent or illegal conduct relating to the business of Employer; (ii) Employee's willful breach or habitual neglect of Employee's duties or obligations in connection with Employee's employment; (iii) Employee's misappropriation of Employer funds; (iv) Employee's conviction of a felony or any other criminal offense involving fraud or dishonesty, whether or not relating to the business of Employer or Employee's employment with Employer; (v) Employee's excessive use of alcohol; (vi) Employee's unlawful use of controlled substances or other addictive behavior; (vii) Employee's unethical business conduct; (viii) Employee's breach of any statutory or common law duty of loyalty to Employer; or (ix) Employee's material breach of this Agreement, or the Confidentiality and Intellectual Property Agreement between Employer and Employee entered into in connection with Employer's employment of Employee or as may be amended from time to time (the “Confidentiality Agreement”).

3.2    Upon Employment Termination

(a)    Return of Materials; Property. Upon termination of Employee's employment with Employer for any reason, Employee will promptly return to Employer all materials in any form acquired by Employee as a result of such employment with Employer, and all property of Employer.

(b)    Accrued Amounts. Employer shall pay Employee the dollar value of any earned but unused (and unforfeited) vacation and all other accrued amounts in accordance with its regular practices as soon as practicable following the Termination Date.

(c)    No Severance. Upon Employee's termination of employment for any reason, Employee shall not be eligible for severance benefits.

ARTICLE IV. Miscellaneous

4.1    Withholding. Any payments made under this Agreement shall be subject to applicable federal, state and local tax reporting and withholding requirements.

4.2    Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without reference to the principles of conflicts of laws. Any judicial action commenced relating in any way to this Agreement including the enforcement, interpretation or performance of this Agreement, shall be commenced and maintained in a court of competent jurisdiction located in Maricopa County, Arizona. In any action to enforce this Agreement, the prevailing party shall be entitled to recover its litigation costs, including its attorneys' fees. The parties hereby waive and relinquish any right to a jury trial and agree that any dispute shall be heard and resolved by a court and without a jury. The parties further agree that the dispute resolution, including any discovery, shall be accelerated and expedited to the extent possible. Each party's agreements in this Section 4.2 are made in consideration of the other party's agreements in this Section 4.2, as well as in other portions of this Agreement.

4.3    No Waiver. The failure of Employer or Employee to insist in any one or more instances upon performance of any terms, covenants and conditions of this Agreement shall not be construed as a waiver or relinquishment of any rights granted hereunder or of the future performance of any such terms, covenants or conditions.

4.4    Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if personally delivered, delivered by facsimile transmission or by courier or mailed, registered or certified mail, postage prepaid as follows:

If to Employer:	First Solar, Inc.
350 West Washington Street
Suite 600
Tempe, Arizona 85281
Attention: General Counsel

If to Employee:	To Employee's then current address on file with
Employer

Or at such other address or addresses as any such party may have furnished to the other party in writing in a manner provided in this Section 4.4.

4.5    Assignability and Binding Effect. This Agreement is for personal services and is therefore not assignable by Employee. This Agreement may be assigned by Employer to any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of Employer. This Agreement shall be binding upon and inure to the benefit of the parties, their successors, assigns, heirs, executors and legal representatives. If there shall be a successor to Employer or Employer shall assign this Agreement, then as used in this Agreement, (a) the term “Employer” shall mean Employer as hereinbefore defined and any successor or any permitted assignee, as applicable, to which this Agreement is assigned and (b) the term “Board” shall mean the Board as hereinbefore defined and the board of directors or equivalent governing body of any successor or any permitted assignee, as applicable, to which this Agreement is assigned.

4.6    Entire Agreement. This Agreement and the Confidentiality Agreement set forth the entire agreement between Employer and Employee regarding the terms of Employee's employment and supersede all prior agreements between Employer and Employee covering the terms of Employee's employment. This Agreement may not be amended or modified except in a written instrument signed by Employer and Employee identifying this Agreement and stating the intention to amend or modify it.

4.7    Severability. If it is determined by a court of competent jurisdiction that any of the restrictions or language in this Agreement are for any reason invalid or unenforceable, the parties desire and agree that the court revise any such restrictions or language, including reducing any time or geographic area, so as to render them valid and enforceable to the fullest extent allowed by law. If any restriction or language in this Agreement is for any reason invalid or unenforceable and cannot by law be revised so as to render it valid and enforceable, then the parties desire and agree that the court strike only the invalid and unenforceable language and enforce the balance of this Agreement to the fullest extent allowed by law. Employer and Employee agree that the invalidity or unenforceability of any provision of this Agreement shall not affect the remainder of this Agreement.

4.8    Construction. As used in this Agreement, words such as “herein,” “hereinafter,” “hereby” and “hereunder,” and the words of like import refer to this Agreement, unless the context requires otherwise. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.

4.9    Survival. The rights and obligations of the parties under the provisions of this Agreement, including this Article IV and Article V, shall survive and remain binding and enforceable, notwithstanding the termination of Employee's employment for any reason, to the extent necessary to preserve the intended benefits of such provisions.

ARTICLE V. Section 409A

5.1    In General. It is intended that the provisions of this Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations thereunder as in effect from time to time (collectively, “Section 409A”), and all provisions of this Agreement shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A.

5.2    No Alienation, Set-offs, Etc. Neither Employee nor any creditor or beneficiary of Employee shall have the right to subject any deferred compensation (within the meaning of Section 409A) payable under this Agreement or under any other plan, policy, arrangement or agreement of or with Employer or any of its affiliates (this Agreement and such other plans, policies, arrangements and agreements, the “Employer Plans”) to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A, any deferred compensation (within the meaning of Section 409A) payable to or for the benefit of Employee under any Employer Plan may not be reduced by, or offset against, any amount owing by Employee to Employer or any of its affiliates.

5.3    Possible Six-Month Delay. If, at the time of Employee's separation from service (within the meaning of Section 409A), (a) Employee shall be a specified employee (within the meaning of Section 409A and using the identification methodology selected by Employer from time to time) and (b) Employer shall make a good faith determination that an amount payable under an Employer Plan constitutes deferred compensation (within the meaning of Section 409A) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A in order to avoid taxes or penalties under Section 409A, then Employer (or an affiliate thereof, as applicable) shall not pay such amount on the otherwise scheduled payment date but shall instead accumulate such amount and pay it, without interest, on the first day of the seventh month following such separation from service.

IN WITNESS WHEREOF, Employer has caused this Agreement to be executed by one of its duly authorized officers and Employee has individually executed this Agreement, each intending to be legally bound, as of the date first above written.

EMPLOYEE:

By:	/s/ Michael J. Ahearn
Michael J. Ahearn

EMPLOYER:
First Solar, Inc.

By:	/s/ Carol Campbell
Name Printed:	Carol Campbell
Title:	Executive Vice President, HR